Exhibit 99.1

FOR IMMEDIATE RELEASE

Guardian Technologies Signs $10 Million, Three Year Distributor Agreement with EGC International Covering Latin America, Spain, Portugal and Southern France

HERNDON, VA -- March 31, 2005 -- Guardian Technologies International, Inc. (OTCBB: GDTI), a leading technology developer of intelligent imaging informatics solutions, announced today that, on March 30, 2005, it entered into a distributor agreement with EGC International Corp. (EGC).  EGC will act as exclusive distributor of Guardian Technologies’ PinPoint and FlowPoint software products in South America and as a nonexclusive distributor in Spain, Portugal and Southern France.   EGC is an international systems integrator specializing in information technology.

“The addition of EGC to our international distributor network broadens our marketing and sales reach, moves us one step further in our international growth strategy, and provides us access to the largely underserved Latin American marketplace,” said Michael W. Trudnak, Guardian’s Chief Executive Officer.  “Our market research pointed to Latin America as a key international target and EGC as the partner to represent our products.  I am extremely pleased that an organization as experienced and professional as EGC has become our business partner.”

EGC is authorized to distribute and license Guardian Technologies’ Pinpoint and FlowPoint products to end-users in the authorized areas. EGC is responsible for the licensing and distribution of such products, as well as, on-site installation and product support services. The agreement contains minimum revenue requirements as follows:  for the twelve month period commencing six months after the date of the agreement, the minimum amount is $2 million; for the next succeeding twelve month period, the minimum amount is $3 million; and for the second succeeding twelve month period and each subsequent twelve month period, the minimum amount is $5 million.  In the event EGC does not meet such minimum revenue amounts, EGC is required to pay a penalty to Guardian equal to ten percent of the revenue shortfall and the revenue shortfall is added to the next twelve month period’s minimum revenue requirement.  Guardian Technologies will provide certain support services in connection with sales of its products by EGC and will develop a scaled down version of PinPoint, for use in low volume situations, within 180 days.  The agreement is for a term of three years and is automatically renewed for successive one year periods unless earlier terminated. The agreement contains certain confidentiality and non-disclosure provisions and certain indemnification provisions.

“As a systems integrator with 28 years of experience, EGC has had the opportunity to represent and integrate many innovative technologies.  Guardian’s PinPoint and FlowPoint products immediately resonated with our organization because of their immediate market applicability and the worldwide demand for enhanced security and improved healthcare.  Already, based on our preliminary discussions with three foreign governments, we have received immediate positive interest in deploying PinPoint.  This validates the excitement that we feel for this business opportunity,” says Arnaldo Gonzalez, Chief Executive Officer.

About Guardian Technologies

Guardian Technologies, based in Herndon, Virginia, employs high-performance imaging technologies and advanced analytics to create integrated information management products and services. It primarily focuses on the areas of healthcare radiology and transportation security scanning. Guardian's products and services automate the processing of large quantities of graphic, numeric, and textual data so organizations can efficiently detect, extract, analyze or effectively act upon the information gleaned from the data. Guardian's solutions are designed to improve the quality and speed of decision-making and enhance organizational productivity and accuracy. For additional information, visit www.guardiantechintl.com.

About EGC

EGC, based in Pompano Beach, Florida, has been in business for over 28 years as a systems integrator, specialized in telecommunications and information technology.  EGC, through its subsidiaries and affiliated companies, have completed mission critical projects in Chile, Colombia, Costa Rica, Ecuador, France, Holland, Mexico, Panama, Spain, U.K. and Venezuela.  The Company employs approximately 400 people throughout its worldwide offices.

Forward-Looking Statements

The statements made in this press release that are not historical facts contain forward-looking information that involves risks and uncertainties. All statements, other than statements of historical facts, which address Guardian Technologies' expectations, should be considered as forward-looking statements. When used in this news announcement, the words "anticipate," "believe," "expect," "estimate," and "intend," and similar expressions, as they relate to the company or its management, are intended to identify forward-looking statements. Such statements are based on knowledge of the environment in which Guardian Technologies’ currently operates, but because of the factors herein listed, as well as other factors beyond its control, actual outcome may differ materially from the expectations expressed in the forward-looking statements.  Important factors that may cause the actual outcome to differ from anticipated results include, but are not limited to, the ability to obtain necessary approvals, and other risks detailed from time to time in the company's filings with the Securities and Exchange Commission and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. In each instance, forward-looking information should be considered in light of the accompanying meaningful cautionary statements herein noted or in its SEC filings.

Contact:

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     Guardian Technologies International, Inc., Herndon, Virginia

     Investors:

Redwood Consultants, LLC, Jens Dalsgaard, 415-884-0348

Or

PR Broadcast

Michael Friedman, 561-366-8022

     Media:

Accentuate PR, Julie Shepherd, 815-479-1833

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